Exhibit 1

August 17, 2023

Nancy M. Taylor

Chairperson of the Board

LL Flooring Holdings, Inc.

4901 Bakers Mill Lane

Richmond, VA 23230

Charles Tyson

Chief Executive Officer

LL Flooring Holdings, Inc.

4901 Bakers Mill Lane

Richmond, VA 23230

Dear Ms. Taylor and Mr. Tyson:

Notice is hereby given that in light of LL Flooring Holdings, Inc.’s (the “Company”) deteriorating financial and operational performance and eroding value, as disclosed in the Company’s second quarter 2023 results, the offer set forth in our letter of May 26, 2023, and confirmed in our letter dated June 9, 2023, to acquire all of the outstanding shares of the Company for $5.76 per share is withdrawn.

Sincerely,

/s/ Thomas D. Sullivan
Thomas D. Sullivan
Sole Manager
F9 INVESTMENTS, LLC

/s/ John Jason Delves
John Jason Delves
Chief Executive Officer
CABINETS TO GO